Exhibit 99.2
FDR Holdings Limited
and Subsidiaries
Consolidated Financial Statements as of and for the
Three Months Ended March 31, 2010 and 2009

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(In thousands, except share and per-share amounts)

	(unaudited)
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$118,769	$104,775
Accounts receivable	33,060	38,764
Deferred financing costs	8,054	8,126
Derivative assets	1,609	2,713
Other current assets	17,177	17,392

Total current assets	178,669	171,770

PROPERTY AND EQUIPMENT — Net (includes $729,466 and $679,358 of property and equipment of a variable interest entity — construction in process as of March 31, 2010 and December 31, 2009, respectively)	2,046,532	2,000,249

DEFERRED FINANCING COSTS	25,351	27,282

NONCURRENT DEFERRED TAX ASSET	52,718	40,730

DERIVATIVE ASSETS	2,729	6,521

OTHER LONG-TERM ASSETS	18,303	19,327

TOTAL	$2,324,302	$2,265,879

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$58,640	$68,027
Accrued liabilities	34,453	27,470
Current portion of long-term debt (includes $15,750 and $ - of third-party non-recourse debt of a variable interest entity as of March 31, 2010 and December 31, 2009, respectively)	78,750	63,000
Current portion of deferred revenue	14,737	10,001
Derivative liabilities	16,374	15,940

Total current liabilities	202,954	184,438

THIRD-PARTY LONG-TERM DEBT (includes $589,593 and $548,890 of third-party non-recourse long-term debt of a variable interest entity as of March 31, 2010 and December 31, 2009, respectively)	1,222,067	1,195,380

LONG-TERM SHAREHOLDER DEBT	289,996	279,322

MANDATORILY REDEEMABLE PREFERRED SHARES	347,325	332,223

DEFERRED REVENUE	12,897	10,711

DERIVATIVE LIABILITIES	4,401	2,741

NONCURRENT DEFERRED TAX LIABILITY	124	61

DIVIDENDS PAYABLE ON MANDATORILY REDEEMABLE PREFERRED SHARES	114,846	99,083

Total liabilities	2,194,610	2,103,959

COMMITMENTS AND CONTINGENCIES

Series A Frontier Drilling ASA Redeemable Preferred Shares, par value NOK 0.010 per share, 279,950,823 shares authorized, and 265,475,384 issued, and outstanding at March 31, 2010 and December 31, 2009, respectively	264,070	264,070

SHAREHOLDERS’ EQUITY:
Preferred shares, par value $0.0001 per share, 10,000,000,000 shares authorized, none issued	—	—
Common shares, par value $0.0001 per share, 10,000,000,000 shares authorized, 1,692,385,840 and 1,666,135,840 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	169	167
Capital in excess of par value	77,418	75,981
Accumulated other comprehensive loss	(15,880)	(13,400)

Accumulated deficit	(273,007)	(235,826)

Total shareholders’ equity	(211,300)	(173,078)

Noncontrolling interests	76,922	70,928

Total equity	(134,378)	(102,150)

TOTAL	$2,324,302	$2,265,879

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands)

	(unaudited)
	Three months ended March 31,
	2010	2009
REVENUES:
Contract drilling	$67,955	$55,070
Revenue related to reimbursable expenses	2,544	1,658

Total revenues	70,499	56,728

DIRECT COSTS:
Contract drilling	41,807	19,751
Reimbursable expenses	2,260	1,767

Total direct costs, exclusive of depreciation and amortization	44,067	21,518

SALES, GENERAL, AND ADMINISTRATIVE EXPENSES	13,827	9,632

DEPRECIATION AND AMORTIZATION	17,845	5,105

(LOSS) INCOME FROM OPERATIONS	(5,240)	20,473

OTHER INCOME (EXPENSE):
Interest income	7	31
Interest expense on third-party debt — net	(14,002)	(3,539)
Interest expense on third-party debt paid-in-kind — net	(1,734)	—
Interest expense on shareholder debt paid-in-kind — net	(11,625)	(7,954)
Foreign currency loss	(1,287)	(2,275)
Dividend expense on mandatorily redeemable preferred shares	(15,764)	(13,132)
Losses on derivative instruments	(604)	(3,277)
Other income	64	337

Other expense — net	(44,945)	(29,809)

NET LOSS BEFORE INCOME TAXES	(50,185)	(9,336)

INCOME TAX (BENEFIT) EXPENSE	(10,181)	9,112

NET LOSS	(40,004)	(18,448)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2,823	5,691

NET LOSS ATTRIBUTABLE TO FDR HOLDINGS LIMITED	$(37,181)	$(12,757)

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(In thousands, except share amounts) (unaudited)

										Comprehensive
				Accumulated		Total			Comprehensive	Loss
			Capital in	Other		Share-			Loss	Attributable to	Total
	Common Shares		Excess of	Comprehensive	Accumulated	holders’	Noncontrolling	Total	Attributable to	Noncontrolling	Comprehensive
	Shares	Amount	Par Value	Loss	Deficit	Equity	Interests	Equity	FDR Holdings	Interests	Loss
BALANCE — January 1, 2010	1,666,135,840	$167	$75,981	$(13,400)	$(235,826)	$(173,078)	$70,928	$(102,150)	$—	$—	$—

Net loss	—	—	—	—	(37,181)	(37,181)	(2,823)	(40,004)	(37,181)	(2,823)	(40,004)

Issuance of common share — net	26,250,000	2	1,047	—	—	1,049	—	1,049	—	—	—

Share-based compensation	—	—	390	—	—	390	—	390	—	—	—

Other comprehensive loss — unrealized loss on hedges	—	—	—	(1,917)	—	(1,917)	(7,144)	(9,061)	(1,917)	(7,144)	(9,061)

reclassified to net loss	—	—	—	(563)	—	(563)	(39)	(602)	—	—	—

Noncontrolling interests contribution	—	—	—	—	—	—	16,000	16,000	—	—	—

BALANCE — March 31, 2010	1,692,385,840	$169	$77,418	$(15,880)	$(273,007)	$(211,300)	$76,922	$(134,378)	$(39,098)	$(9,967)	$(49,065)

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands)

	(unaudited)
	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,004)	$(18,448)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Bad debt expense	411	—
Depreciation and amortization	17,845	5,105
Amortization of discount on long-term debt	1,475	1,396
Amortization of deferred financing costs	1,334	417
Share-based compensation	390	74
Amortization of deferred mobilization cost	1,282	3,147
Interest expense unpaid on debt and shareholder debt	11,884	6,557
Unrealized gains on derivative instruments — net	(2,672)	(1,398)
Deferred tax (benefit) expense	(11,894)	6,294
Dividend expense on mandatorily redeemable preferred shares	15,764	13,131
Changes in operating assets and liabilities:
Accounts receivable	5,293	(13,132)
Other current assets	184	(1,113)
Other long-term assets	(258)	(4,856)
Trade accounts payable and accrued liabilities	8,185	(8,918)
Deferred revenue	624	(1,751)

Net cash provided by (used for) operating activities	9,843	(13,495)

CASH FLOWS FROM INVESTING ACTIVITIES — Capital expenditures	(66,089)	(178,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from noncontrolling interests	16,000	17,500
Proceeds from issuance of common shares — net	1,049	16
Proceeds from Series A Frontier Drilling ASA redeemable preferred shares — net	—	69,431
Proceeds from third-party debt	55,000	80,000
Proceeds from shareholder debt and mandatorily redeemable preferred shares	13,951	17,500
Payments of third-party debt	(15,750)	—
Deferred financing costs	(10)	(964)

Net cash provided by financing activities	70,240	183,483

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,994	(8,511)

CASH AND CASH EQUIVALENTS — Beginning of year	104,775	113,343

CASH AND CASH EQUIVALENTS — End of period	$118,769	$104,832

See notes to consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF AND FOR THE QUARTER ENDED MARCH 31, 2010 AND 2009
1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION
FDR Holdings Limited (“FDR”), together with its subsidiaries (collectively, “Frontier,” “Company,” “us,” “we,” or “our”), is a Cayman Islands entity formed in November 2003 to acquire all of the shares of Frontier Drilling ASA (“ASA”), a Norwegian offshore drilling company. Frontier is engaged in offshore drilling and completion of exploratory and developmental oil and gas wells in international locations, with a particular focus on the operation and management of conventional drillships, semisubmersibles, and floating production, storage, offloading (FPSO) vessels. Frontier maintains local subsidiaries in the areas where it operates.

Frontier is also a party to joint venture agreements with Shell to build and deploy a new drillship concept, known as the Bully rig, which is an ultra-efficient drilling unit designed for a wide range of demanding services. The Bully I and Bully II drillships are currently under construction in a Singapore shipyard and scheduled for completion in September 2010 and March 2011, respectively. Both Bully I and Bully II will begin operations under long-term contracts with Shell after completion. Bully 1, Ltd (“Bully 1”) is 50% owned by Frontier Drillships, Ltd (“Drillships”), a wholly-owned subsidiary of Frontier and 50% owned by Shell. Bully 2, Ltd (“Bully 2”) is 50% owned by Drillships 2, Ltd (“Drillships 2”) and 50% owned by Shell. Frontier and our equity investors hold 30% and 70% interests, respectively, in Drillships 2 (see Note 9).

Our accompanying consolidated financial statements have been prepared without audit in accordance with accounting principles generally accepted in the United States of America (GAAP). Pursuant to such rules, these financial statements do not include all disclosures required by GAAP. The consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or for any future period. The accompanying consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of Frontier for the year ended December 31, 2009.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation — The accompanying consolidated financial statements include the accounts of Frontier and all majority-owned and non-majority-owned subsidiaries required to be consolidated under Financial Accounting Standards Board (FASB) standards for the Consolidation of Variable Interest Entities. All intercompany balances and transactions between consolidated entities have been eliminated.

Accounting Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date, and the amounts of revenues and expenses recognized during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, including those related to financial instruments, depreciation and amortization of property and equipment, impairment of long-lived assets, income taxes, share-based compensation, and contingent liabilities. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

Revenue Recognition — Operating revenues are recognized as earned, based on contractual daily rates. In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs. Revenues earned and incremental costs incurred directly related to contract preparation and mobilization are deferred and recognized over the primary contract term of the drilling project using the straight-line method. Our policy to amortize the revenues and incremental costs related to contract preparation, mobilization, and capital upgrades on a straight-line basis over the primary contract term of drilling is consistent with the general pace of activity, level of services being provided, and dayrates being earned over the life of the contract. Upon completion of drilling contracts, any demobilization fees received are reported in income, as are any related expenses. Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.

We record reimbursements received for the purchase of supplies, equipment, personnel services, and other services provided at the request of our customers in accordance with a contract or agreement, for the gross amount billed to the customer, as “Revenues related to reimbursable expenses” in our Consolidated Statements of Operations.

Property and Equipment — We record property and equipment and property and equipment of a variable interest entity, including renewals, replacements, and improvements at cost. Maintenance, routine repairs, and minor replacements are expensed as incurred. Once a rig is placed in service, it is depreciated up to its salvage value on a straight-line basis over its estimated useful life. Depreciation is discontinued during periods when a drilling unit is out of service while undergoing a significant upgrade that extends its useful life. Upon retirement or sale of a rig, the cost and related accumulated depreciation are removed from the respective accounts at the time of the disposition and any gains or losses are included in our results of operations. Depreciation is provided based on the following estimated lives:

Years
Drilling vessels and related equipment	15–35
Office equipment and other	3–10
New Accounting Pronouncements — In June 2009, the FASB clarified the characteristics that identify a variable interest entity (VIE) and changes how a reporting entity identifies a primary beneficiary that would consolidate the VIE from a quantitative risk and rewards calculation to a qualitative approach based on which variable interest holder has controlling financial interest and the ability to direct the most significant activities that impact the VIE’s economic performance. This standard requires the primary beneficiary assessment to be performed on a continuous basis. It also requires additional disclosures about an entity’s involvement with the VIE, restrictions on the VIE’s assets and liabilities that are included in the reporting entity’s consolidated balance sheet, significant risk exposures due to the entity’s involvement with the VIE, and how its involvement with a VIE impacts the reporting entity’s consolidated financial statements. The standard is effective for reporting periods beginning after November 15, 2009. We adopted this standard on January 1, 2010.

In January 2010, the FASB issued Accounting Standards Update 2010-06 (“ASU 2010-6”), Improving Disclosures about Fair Value Measurements. The standard requires additional disclosures related to transfers between levels in the hierarchy of fair value measurements. ASU 2010-6 is effective for interim and annual reporting periods beginning after December 15, 2009. We adopted ASU 2010-6 as of January 1, 2010. Because the standard does not change how fair values are measured, the standard did not have an impact on our Consolidated Financial Statements.

3.	COMPREHENSIVE LOSS

The components of comprehensive loss for the three months ended March 31, 2010 and 2009 are as follows (in thousands):

	Three months ended March 31,
	2010	2009
Net loss	$(40,004)	$(18,448)
Unrealized loss on hedges	(9,061)	(2,996)

Comprehensive loss	$(49,065)	$(21,444)

4.	PROPERTY AND EQUIPMENT

Cost and accumulated depreciation of drilling and other property and equipment (excluding property and equipment of a variable interest entity) as of March 31, 2010 and December 31, 2009 are summarized as follows (in thousands):

	2010	2009
Drilling vessels and related equipment	$1,455,391	$1,442,516
Office equipment and other	11,562	11,254

	1,466,953	1,453,770

Less accumulated depreciation	(149,887)	(132,879)

Property and equipment — net	$1,317,066	$1,320,891

Construction-in-progress, recorded in property and equipment, was $20.6 million and $3.4 million as of March 31, 2010 and December 31, 2009, respectively. Property and equipment of a variable interest entity-construction in process was $729,466 and $679,358 as of March 31, 2010 and December 31, 2009, respectively.

Depreciation expense was $17.1 million and $4.5 million for the three months ended March 31, 2010 and 2009, respectively.

5.	THIRD-PARTY LONG-TERM DEBT

A summary of third-party long-term debt (excluding third-party non-recourse long-term debt of a variable interest entity) as of March 31, 2010 and December 31, 2009 is as follows (in thousands):

	2010	2009
ASA:
Senior secured revolving credit facility, due June 2011	$60,000	$60,000
Senior secured term loan, due June 2013	290,000	290,000
Second lien secured credit facility, due February 2014	100,000	100,000
Driller:
Senior secured revolving credit facility, due September 2011	15,000	15,000
Senior secured term loan, due September 2011 (a)	125,000	140,000
Senior secured standby cost overrun facility, due September 2011 (b)	11,250	12,000
Second lien secured credit facility, due December 2012	94,224	92,490

	695,474	709,490

Less debt due within one year, included in (a) and (b)	63,000	63,000

Total third-party long-term debt	$632,474	$646,490

ASA — In June 2006, ASA entered into a senior secured credit facility with a borrowing base of $315 million, consisting of a senior secured term loan of $265 million and a $50 million secured revolving credit facility. The interest rate on the senior secured term loan was initially set at the one, three, or six month London InterBank Offered Rate (LIBOR) plus 3.25% in respect to Eurodollar Advances or at the Base Rate (“Base Rate” means interest rate equal to the higher of (a) the rate of interest published by the Wall Street Journal, as the prime lending rate and (b) 1/2 of 1% above the federal funds rate), plus 2.25% in respect to Base Rate Advances. The senior secured term loan is subject to mandatory prepayments based on an excess cash flow calculation defined in the senior secured credit facility agreement, matures June 2013, and contains representations, warranties, covenants, events of default, and indemnities. The senior secured revolving credit facility matures June 2011. In August 2007, ASA entered into an Amended and Restated First Lien Credit Agreement with the same lender group to increase the borrowing base from $315 million to $350 million, consisting of a senior secured term loan of $290 million and a senior secured revolving credit facility of $60 million that was drawn in March 2008. The interest rate was increased to LIBOR plus 3.75% for Eurodollar Rate Advances or a Base Rate plus 2.75% for Base Rate Advances. There was no change in the maturity date of the senior secured credit facility as part of this amendment.

Additionally, in August 2007, ASA entered into a second lien secured credit facility of $100 million. This facility bears interest at a rate of LIBOR plus 7.5% in respect of Eurodollar Advances and the Base Rate plus 6.5% in respect of Base Rate Advances. The Second Lien Credit Agreement is subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement, matures in February 2014, and contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments covering a notional amount not less than 50% of the facility for a period of no less than one year.

The credit facilities are secured by a first priority lien and security interest in all of the shares of capital stock and other ownership interests of ASA and its subsidiaries, property and assets, and assignment of earnings, insurance, and mortgages as set forth in the credit agreement.

The Amended and Restated First Lien Credit Agreement was further modified in 2008 in order to maintain compliance with specified debt covenants, whereby the interest rate was increased to LIBOR plus 6% in respect of Eurodollar Advances and to Base Rate plus 5% in respect of Base Rate Advances. The Second Lien Secured Credit Agreement was also modified to increase the interest rate to LIBOR plus 10% in respect of Eurodollar Advances and at Base Rate plus 9% in respect of Base Rate Advances. LIBOR is subject to a floor of 3.25%.

Frontier was in compliance with all ASA debt covenants during the periods presented (see Note 14).
Driller — In September 2006, Frontier Driller entered into a $230 million senior secured credit facility, which included a $200 million senior secured term loan, a $15 million senior secured revolving credit facility, and a $15 million senior secured standby cost overrun facility. The interest rate on the senior secured credit facility was set (as amended) at LIBOR plus 2.5% for the period ending on June 30, 2008, 4% for the period starting July 1, 2008, and ending on the date on which Shell has accepted the vessel under contract, and 1.5% thereafter. Frontier Driller was required to pay a fee of approximately 0.75% on the unused portion of any undrawn amount under the senior secured credit facility, which was fully drawn in November 2008, and certain other administrative costs. The senior secured term loan required one $15 million payment on June 30, 2008 and requires quarterly payments of $15 million that began on June 30, 2009, with a final payment of the remaining principal on September 30, 2011. The senior secured term loan is also subject to mandatory prepayments based on an excess cash flow calculation defined in the senior secured credit facility agreement. The senior secured revolving credit facility is due in full on September 30, 2011. The senior secured standby cost overrun facility required one $750,000 payment on June 30, 2008 and requires 9 consecutive quarterly installments of $750,000 that began on June 30, 2009, with a final payment of the remaining principal amount on September 30, 2011. The debt covenants of the senior secured credit agreement require Frontier Driller to enter into interest rate derivative financial instruments for at least 50% of the amount outstanding under the facilities at all times.
In December 2007, the senior secured credit facility was amended to allow Frontier Driller to obtain a second lien secured credit facility from another lender in the amount of $80 million with payment in full due December 31, 2012 and is subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement. The interest rate on the second lien secured credit facility was set (as amended) at LIBOR plus 7%, plus 1.5% for the period starting on July 1, 2008 and ending on completion date of the Driller vessel, if the completion date is after December 31, 2008 and before April 1, 2009, then on January 1, 2009, and thereafter at 8%, plus 1.5% until the completion date of the vessel, and if the completion date is after March 31, 2009, then on April 1, 2009, and thereafter at 9% plus 1.5% until completion. The Driller vessel was completed on May 15, 2009 and has accrued interest at 9% thereafter. The debt covenants of the second lien secured credit facility require Frontier Driller to enter into interest rate derivative financial instruments for 100% of the amount outstanding under the facilities for a minimum of two years.
The collateral for the credit facilities consists primarily of a preferred mortgage on the Driller and common shares of this entity are pledged as security. The credit facilities contain financial covenants, including, but not limited to, requirements for disposing of any material assets and incurring any additional indebtedness other than normal trade credit without the permission of the lender.
Frontier was in compliance with all Driller debt covenants during the periods presented.

6.	THIRD-PARTY NON-RECOURSE LONG-TERM DEBT OF A VARIABLE INTEREST ENTITY
A summary of third-party non-recourse debt of a variable interest entity as of March 31, 2010 and December 31, 2009, is as follows (in thousands):

	2010	2009
Bully 1:
Senior secured term loan (a)	350,000	310,000
Senior secured revolving credit facility	—	—
Junior secured facility	—	—
Bully 2:
Senior secured term loan	255,343	238,890
Senior secured revolving credit facility	—	—
Secured cost overrun term loan	—	—

	605,343	548,890

Less debt due within one year, included in (a)	15,750	—

Total third-party non-recourse long-term debt of a variable interest entity	$589,593	$548,890

Bully 1 — In December 2007, Bully 1 entered into a $465 million senior secured term loan and credit facility (Bully 1 Credit Facility) with a group of lenders to finance the construction of the Bully I drillship. The Bully 1 Credit Facility consists of a $375 million senior secured term loan, a $40 million senior secured credit facility revolver, and a $50 million junior secured credit facility. No amounts have been drawn on either the senior secured credit facility revolver or the junior secured credit facility as of March 31, 2010. The senior secured term loan requires 20 quarterly payments of $15.75 million, starting the end of the first complete quarter after delivery of the Bully I drillship or March 2011. A final balloon payment of $60 million is due on the earlier occurrence of 4.75 years after the delivery of the Bully I or December 31, 2015. The senior secured credit facility revolver is also due in full on the final balloon payment date. The junior secured credit facility requires quarterly payments commencing after the third complete quarter following delivery and acceptance by Shell of the Bully I drillship with final payment to be made on the final balloon payment date. The Bully 1 Credit Facility is also subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement.
The senior secured term loan provides for floating interest rates that are fixed for one-, three-, or six-month periods at LIBOR plus 2.5% prior to the completion and delivery of the drillship and 1.5% thereafter. Bully 1 is required to pay fees of approximately 1% on the unused portion of any undrawn amount under the senior secured term loan and senior secured credit facility revolver. Bully 1 is also required to pay fees of approximately 1.4% on the unused portion of any undrawn amount under the junior secured credit facility.
The Bully 1 Credit Facility contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments for at least 75% of outstanding amount of the senior secured term loan and senior secured credit facility revolver. The Bully 1 Credit Facility is secured by assignments of the major contracts for the construction of the drillship and its equipment, the drilling contract for the drillship with Shell, assignment of the insurances on the drillship, and assignment of earnings from the drilling contract and charter parties concerning the drillship. In addition, when the drillship is registered under Marshall Islands flag following completion of construction, the Bully 1 Credit Facility will be secured by a Marshall Islands first-preferred ship mortgage on the drillship.
Frontier was in compliance with all Bully 1 debt covenants during the periods presented.
Bully 2 — In October 2008, Bully 2 entered into a $495 million senior secured term loan and credit facility (Bully 2 Credit Facility) with a lender to finance the construction of the Bully II drillship. The Bully 2 Credit Facility consists of a senior secured term loan of $435 million, a senior secured revolving credit facility of $10 million, and a secured cost overrun term loan of $50 million. No amounts have been drawn on either the senior secured revolving credit facility or the secured cost overrun term loan as of March 31, 2010. The principal of the senior secured term loan is to be repaid in 28 consecutive quarterly installments beginning at the earlier of the end of the first complete quarter after delivery and acceptance by Shell of the Bully II drillship or July 2011. The final amount will be paid together with a one-time balloon payment of $90 million and all amounts outstanding under the senior secured revolving credit facility on the final 28th consecutive quarterly installment payment date.
The senior secured term loans as amended provide for floating interest rates that are fixed for three months, one month, one week, or such other period selected by Bully 2 and agreed by the agent, at LIBOR plus 2.5% prior to the occurrence of the delivery date of the hull, thereafter LIBOR plus 2.3% until contract commencement, thereafter LIBOR plus 2.25% until the first day of the sixth anniversary of the contract commencement, and thereafter 2.4%.
The secured cost overrun term loan has floating interest rates of LIBOR plus 3.5% prior to the occurrence of the contract commencement and 3.25% thereafter.
Bully 2 is required to pay fees of 1.25% on the unused portion of any undrawn amount under the Bully 2 Credit Facility.
Interest on the term loans is added to principle during the period from the Bully 2 Credit Facility closing date until the earlier of construction completion date or March 30, 2011.
The Bully 2 Credit Facility contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments at least 60% of the amount of the senior secured term loan and senior secured revolving credit facility and 100% of the amount of the secured cost overrun term loan. The Bully 2 Credit Facility is secured by assignments of the major contracts for the construction of the drillship and its equipment, the drilling contract for the drillship with Shell, assignment of the insurances on the drillship, and assignment of earnings from the drilling contract and charter parties concerning the drillship. In addition, following the completion of construction of the Bully II drillship, the Bully 2 Credit Facility will be secured by first preferred ship mortgage on the drillship.
Frontier was in compliance with all Bully 2 debt covenants during the periods presented.

7.	LONG-TERM SHAREHOLDER DEBT
A summary of long-term shareholder debt as of March 31, 2010 and December 31, 2009, is as follows (in thousands):

	2010	2009
FDR:
8% Shareholders’ guarantee fee notes, due September 2014	$1,000	$980
ASA:
7% Shareholders’ convertible subordinated notes, due August 2014	71,633	70,391
12% Senior shareholders’ notes, due August 2014	110,374	107,128
10% Shareholders’ guarantee fee notes, due August 2014	2,400	2,400
12% Shareholders’ guarantee fee interest notes, due August 2014	1,632	1,525
Driller:
15% Shareholders’ guarantee notes, due September 2014	42,300	40,472
15% Shareholders’ subordinated guarantee notes, due September 2014	37,707	36,117
15% Shareholders’ cost overrun paid-in-kind notes, due September 2014	518	499
Drillships:
8% Shareholders’ guarantee notes and cost overrun guarantee notes, due December 2016	16,026	14,510
Drillships 2:
8% Cost overrun notes, due April 2018	6,406	5,300

	289,996	279,322

Less debt due within one year	—	—

Total long-term shareholder debt	$289,996	$279,322

FDR — In conjunction with a 2008 share purchase agreement, FDR had the option to require certain equity investors to purchase $25 million of FDR preferred and common shares. In consideration for the commitments to purchase these shares, FDR accrued commitment fees at a rate of 8% interest. These fees were paid in the form of 8% shareholders’ guarantee fee notes with interest payable in kind. FDR exercised the option for the shareholders to purchase the full commitment of $25 million. The shareholders received $25 million in Series A Frontier Drilling ASA Redeemable Preferred Shares and 43,750,000 FDR common shares.
ASA — In 2001, ASA issued $30 million and $10 million, respectively, of 7% shareholders’ convertible subordinated notes due August 1, 2014 (as amended) (the Convertible Notes) to certain of its equity investors. ASA is required to pay interest in kind on the Convertible Notes quarterly. We assumed the obligation to deliver shares, if any, upon conversion of the Convertible Notes in ASA subject to mandatory conversion into shares of Frontier. The Convertible Notes may be converted at a conversion price equal to Norwegian krone (NOK) 2.3 for each common share or at the current adjusted conversion price if an adjustment is required by the securities purchase agreement. The Convertible Notes may be redeemed, in whole but not in part, at any time on or after January 2, 2005. At the option of the holders of the Convertible Notes, any note or portion thereof may be converted into a number of fully paid and nonassessable common shares equal to (a) the principal amount as expressed in NOK using as conversion formula the NOK-US Dollar rate on the business day immediately prior to the date of conversion, plus accrued interest divided by (b) the conversion price at the time of conversion. The conversion right expires at the close of business on the business day immediately preceding August 1, 2014. Subsequent to January 2, 2005, no holder has opted to convert the notes. Frontier is not aware of any holder plans to convert the notes in the foreseeable future.
During 2003 and 2004, ASA issued 12% senior shareholders’ notes to certain of its equity investors. The interest accumulates and is added to the principal amount of the loan. The maturity date is in August 2014.

The 10% shareholders’ guarantee fee note of $2.4 million originated from the guarantees provided by the equity investors in 2004 to a lender, on behalf of ASA, as a condition for granting a $49 million credit facility. This credit facility was subsequently refinanced with another lender as part of the $315 million senior secured credit facility obtained in June 2006. The 10% interest that is unpaid on the shareholders’ guarantee fee note accumulates in the 12% shareholders’ guarantee fee interest notes at a rate of 12%. The 10% shareholders’ guarantee fee notes and the 12% shareholders’ guarantee fee interest notes are due August 2014.
Driller — In September 2006, FDR, in conjunction with Frontier Driller, entered into a Preferred Shares, Notes, and Common Shares Purchase Agreement with certain of our equity investors (Driller September 2006 Agreement). In August 2007, under the terms of the September 2006 Purchase Agreement, Frontier Driller issued 15% shareholders’ guarantee notes and 49,200,000 FDR common shares in exchange for proceeds of $30 million. The interest accumulates and is added to the principal amount of the 15% shareholders’ guarantee notes. The amount attributable to contributed capital has been deducted as a discount to the guarantee note proceeds received of $30 million. The discount is amortized to principal over the term of the guarantee notes. The notes mature in September 2014.
Additionally, in December 2007, FDR, in conjunction with Frontier Driller entered into an agreement with certain of our equity investors (Driller December 2007 Agreement), whereby, Frontier Driller issued 15% shareholders’ subordinated guarantee notes in the amounts of $17 million in February 2008 and $13 million in June 2008, respectively, and FDR issued 38,250,000 common shares and 29,250,000 common shares, respectively. The notes carry an annual interest rate of 15%. The amount attributable to contributed capital has been deducted as a discount to the 15% shareholders’ subordinated guarantee notes proceeds received of $30 million. The discount is amortized to principal over the term of the 15% shareholders’ subordinated guarantee notes. The notes mature in September 2014.
In consideration for commitments by our equity investors to purchase additional Driller Series B Mandatorily Redeemable Preferred Shares and FDR common shares, Driller was required to pay to the equity investors a fee of 15% on the daily unused capital commitment amount. The unpaid fees on the unused capital commitments are recorded in the 15% shareholders’ cost overrun paid-in-kind notes. The 15% interest on the 15% shareholders’ cost overrun paid-in-kind notes accumulates and is added to the principal amount of the loan. The notes mature in September 2014.
Drillships — In October 2007, Frontier, in conjunction with Drillships, entered into a Preferred Shares, Notes, and Common Shares Purchase Agreement (Drillships October 2007 Agreement) with certain of our equity investors. The agreement provides for the issuance of Series A Mandatorily Redeemable Drillships preferred shares and FDR common shares (see Note 8) and at a later date an additional $50 million in cost overrun notes of which none have been drawn as of March 31, 2010. The cost overrun notes mature on December 31, 2016. The agreement also provides for Drillships to issue additional notes as payment for accrued but unpaid interest on cost overrun notes when issued. There were no amounts drawn as of March 31, 2010.
In consideration for their commitments to purchase additional Series A Mandatorily Redeemable Preferred Shares and FDR common shares, the agreement provides for Drillships to pay to the equity investors a fee of 8% on the daily unused capital commitment amount. The unpaid fees on the unused capital commitments are recorded in the 8% shareholders’ guarantee notes and cost overrun notes.
Drillships 2 — In July and September 2008, Frontier issued $27 million of 15% shareholders’ promissory notes. The 15% interest that is unpaid on the shareholders’ promissory notes accumulated in the 15% shareholders’ promissory notes paid-in-kind. In February 2009, both notes were cancelled in exchange for Series A Mandatorily Redeemable Drillships 2 preferred shares.
In September 2008, Frontier, in conjunction with Drillships 2, entered into a Purchase and Sale Agreement (Drillships 2 September 2008 Agreement) that provides for $50 million 8% cost overrun notes of which none have been drawn as of March 31, 2010. The cost overrun notes mature on April 15, 2018.
In consideration for their commitments to provide the 8% cost overrun notes, fees of 8% on the daily unused capital commitment amount accumulated in the 8% cost overrun notes.

8. MANDATORILY REDEEMABLE PREFERRED SHARES
A summary of mandatorily redeemable preferred shares as of March 31, 2010 and December 31, 2009, is as follows (in thousands):

	2010	2009
Driller:
15% Series A mandatorily redeemable preferred shares, due September 2014	$82,533	$82,112
15% Series B mandatorily redeemable preferred shares, due September 2014	158,565	157,901
Drillships:
8% Series A mandatorily redeemable preferred shares, due December 2016	55,385	41,368
Drillships 2:
12% Series A mandatorily redeemable preferred shares, due April 2014	50,842	50,842

	347,325	332,223

Less debt due within one year	—	—

Total mandatorily redeemable preferred shares	$347,325	$332,223

Driller —In conjunction with the Driller September 2006 Agreement, Frontier Driller issued 90,000,000 Series A mandatorily redeemable preferred shares (authorized 5,000,000,000 shares at $0.0001 par value) and FDR issued 122,500,000 common shares, in exchange for proceeds of $90 million. The liquidation value of the preferred shares is $1 per share plus all accrued and unpaid dividends. The Driller Series A mandatorily redeemable preferred shares accrue dividends at the rate of 15%, as amended from 8% in August 2008, and are redeemable for cash by Frontier Driller at any time subject to certain restrictions of the senior secured credit facility. Mandatory redemption of the Driller Series A mandatorily redeemable preferred shares is required in September 2014. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds. The preferred shares discount is amortized to principal over the term of the preferred shares.
In November 2007, FDR, in conjunction with Frontier Driller, entered into a Preferred Shares, Notes, and Common Shares Purchase Agreement with certain of our equity investors. Thereafter, Frontier Driller issued 30,000,000 Series B mandatorily redeemable preferred shares (authorized 5,000,000,000 shares at $0.0001 par value) and FDR issued 52,500,000 common shares, in exchange for proceeds of $30 million. The liquidation value of the preferred shares is $1 per share plus all accrued and unpaid dividends. The Driller Series B mandatorily redeemable preferred shares accrue dividends at the rate of 15% and are redeemable for cash by Frontier Driller at any time subject to certain restrictions of the senior secured credit facility. Mandatory redemption of the Driller Series B mandatorily redeemable preferred shares is required in September 2014. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds received. The preferred shares discount is amortized to principal over the term of the preferred shares.
In conjunction with the Driller December 2007 Agreement, Frontier Driller issued 40,000,000 Driller Series B mandatorily redeemable preferred shares and FDR issued 70,000,000 common shares, in exchange for proceeds of $40 million. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds received of $40 million. The preferred shares discount is amortized over the term of the preferred shares.
In August 2008, FDR, in conjunction with Frontier Driller, entered into a Preferred Shares and Common Shares Purchase Agreement with certain of our equity investors. Thereafter, Frontier Driller issued 100,000,000 Driller Series B mandatorily redeemable preferred shares and FDR issued 175,000,000 common shares in exchange for proceeds of $100 million. The amount attributable to contributed capital has been deducted as a discount to the preferred share proceeds received. The preferred shares discount is amortized to principal over the term of the preferred shares.

Pursuant to the terms of the September 2006, November 2007, December 2007, and August 2008 purchase agreements, the holders of the Driller Series A mandatorily redeemable preferred shares and Driller Series B mandatorily redeemable preferred shares, guarantee notes, and subordinated notes issued under those purchase agreements were granted irrevocable put options (the “Put Options”) and call options (“Call Options”). The Put Options grant the holders the right, upon an event of default under the terms of the security, to exchange such security for promissory notes of FDR having a principal value equal to the aggregate liquidation value or principal value of the security being exchanged, bearing interest at a rate of 15% and with other terms and conditions similar to the security being exchanged. Holders representing at least 66 2/3rds of the outstanding shares or notes of each class of such security must deliver written notice to FDR of the desire to exercise such exchange right. No event of default under the terms of any of such securities had occurred as of December 31, 2009. The Call Options grant the holders the right to require FDR to transfer to the holders up to all of the issued and outstanding Frontier Driller common shares in exchange for up to 85,850,000 FDR common shares in the event that FDR has not completed a qualifying public offering of its common shares prior to August 15, 2009. Holders representing at least 66 2/3rds of the outstanding shares of each class of Driller Series A mandatorily redeemable preferred shares and Driller Series B mandatorily redeemable preferred shares must deliver written notice to FDR of the desire to exercise such exchange right. If at least 66 2/3rds of holders representing shares deliver such notice, all holders are bound by such call option and all shares will be exchanged. Subsequent to August 15, 2009, no holder has provided notice of desire to exercise exchange rights. Frontier is not aware of any holder plans to exercise exchange rights in the foreseeable future.
Drillships — In conjunction with the Drillships October 2007 Agreement, Drillships during 2007 issued 25,577,778 Drillships Series A mandatorily redeemable preferred shares of $0.0001 par value per preferred share in Drillships, and 44,761,111 of FDR common shares for proceeds of $25.6 million. The October 2007 Agreement provided for additional issuances of 32,500,000 Series A Mandatorily Redeemable Drillships preferred shares and 56,875,000 of FDR common shares, for proceeds of $32.5 million. In February 2009, the Company issued 17,500,000 Series A Mandatorily Redeemable Drillships preferred shares and 30,625,000 of FDR common shares for proceeds of $17.5 million. In March 2010, the Company issued 15,000,000 Series A Mandatorily Redeemable Drillships preferred shares and 26,250,000 of FDR common shares for proceeds of $15 million. The amount attributable to contributed capital has been deducted as a discount to the Series A Mandatorily Redeemable Drillships preferred share proceeds. The Series A Mandatorily Redeemable Drillships discount is amortized over the term of the preferred shares. The outstanding Drillships Series A mandatorily redeemable preferred shares bear dividends at 8% and mature on December 31, 2016.
Pursuant to the terms of the Drillships October 2007 Agreement, the holders of the Drillships Series A mandatorily redeemable preferred shares and cost overrun notes issued under those purchase agreements were granted irrevocable put options (the “Put Options”) and call options (“Call Options”). The Put Options grant the holder the right, upon an event of default under the terms of the security, to exchange such security for promissory notes of FDR having a principal value equal to the aggregate liquidation value or principal value of the security being exchanged, bearing interest at a rate of 8% on the Drillships Series A mandatorily redeemable preferred shares and 15% on the cost overrun notes and with other terms and conditions similar to the security being exchanged. Holders representing at least 66 2/3rds of the outstanding shares or notes must deliver written notice to FDR of the desire to exercise such exchange right. No event of default under the terms of any of such securities had occurred as of March 31, 2010. The Call Options grant the holders of the Drillships Series A mandatorily redeemable preferred shares the right to require FDR to transfer to the holders up to all of the issued and outstanding Frontier Drillships common shares in exchange for up to 50% of the FDR common shares issued pursuant to the Drillships October 2007 Agreement in the event that FDR has not completed a qualifying public offering of its common shares prior to October 30, 2010. Holders representing at least 66 2/3rds of the outstanding shares must deliver written notice to Frontier of the desire to exercise such exchange right. If at least 66 2/3rds of the holders of the shares deliver such notice, all holders are bound by such call option and all shares will be exchanged.
Drillships 2 — In conjunction with the Drillships 2 September 2008 Agreement, Frontier issued 21,445,000 Drillships 2 Series A mandatorily redeemable preferred shares of $0.0001 par value per preferred share, and 700,000 (or 70%) of Drillships 2 common stock of $0.0001 par value per common stock. In February 2009, Drillships 2 issued 29,397,153 Drillships 2 Series A mandatorily redeemable preferred shares in exchange for the cancellation of the Drillships 2 15% shareholders’ promissory notes and the 15% shareholders’ promissory notes paid-in-kind. The outstanding shares of Drillships 2 Series A mandatorily redeemable preferred shares bear dividends at 12% and will mature on April 15, 2018.
Pursuant to the terms of the Drillships 2 September 2008 Agreement, the holders of the Drillships 2 Series A mandatorily redeemable preferred shares and cost overrun notes issued under those purchase agreements were granted an irrevocable put option (the “Put Options”) and Frontier was granted an irrevocable call option (the “Call Option”). The Put Options grant the holder the right, upon an Event of Default under the terms of the security, to exchange such security for promissory notes of FDR having a principal value equal to the aggregate liquidation value or principal value of the security being exchanged, bearing interest at a rate of 12% on the Drillships 2 Series A mandatorily redeemable preferred shares and 17% on the cost overrun notes and with other terms and conditions similar to the security being exchanged. Holders representing at least 66 2/3rds of the outstanding shares or notes must deliver written notice to Frontier of the desire to exercise such exchange right. No event of default under the terms of any of such securities had occurred as of March 31, 2010. The Call Option grants Frontier the right, exercisable any time prior to September 30, 2011, to require the holders of the Drillships 2 Series A mandatorily redeemable preferred shares, cost overrun notes and FDR common shares issued pursuant to the Drillships 2 September 2008 Agreement to transfer all of such securities to FDR for cash or publicly-traded equity securities with a value equal to the call price as defined in the purchase agreement.
9. VARIABLE INTEREST ENTITIES
We have interests in three VIEs. A legal entity is a VIE if the entity’s equity investment at risk does not provide its holders, as a group, with the power through voting or similar rights to direct the activities that most significantly impact the entity’s economic performance. We are required to consolidate VIEs if we have the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the VIE that could potentially be significant to the VIE. If these conditions are met, we have a controlling financial interest and are the primary beneficiary of the VIE.
Once an entity is identified as a VIE, we perform a qualitative assessment to determine whether we are the primary beneficiary. A qualitative assessment begins with an understanding of nature of the risks in the entity as well as the nature of the entity’s activities, including terms of the contracts entered into by the entity, ownership interests issued by the entity, and how they were marketed, and the parties involved in the design of the entity. We then identify all of the variable interests held by parties involved with the VIE including, among other things, equity investments, debt financing, any financial and performance guarantees, and significant contracted service providers. Once we identify the variable interests, we determine those activities that are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities.
In September 2007, we acquired a 50 percent interest in Bully 1, Ltd., a Cayman Islands Joint Venture Company formed to commission the construction, ownership and, operation of the ultra-deepwater drillship, the Bully I. The company is owned 50 percent by Drillships, Ltd (Drillships), a fully owned subsidiary of Frontier, and 50 percent by Shell. Each party contributed $24 million to capitalize the company. Frontier’s contribution consisted of non-cash items totaling $23.4 million and cash contributions of $0.6 million. Bully 1 has entered into a marine drilling order with Shell to contract the Bully I inclusive of all personnel and equipment for a primary term of five years with the right to extend the contract terms for four one-year options at mutually agreed rates for the additional periods. Additionally, in October 2007, the parties entered into a management agreement with Frontier Drilling USA, Inc. (Frontier Drilling USA), a wholly owned subsidiary of Frontier, under which it will be responsible for all daily operational, supervision, and management decisions of the Bully I.
In December 2007, Drillships, along with Shell, formed Bully 2, Ltd, a 50/50 owned Cayman Islands Joint Venture Company to commission the construction, ownership and operation of a second ultra-deepwater drillship, the Bully II. Each party contributed $47 million in cash to capitalize the company. Bully 2 has entered into an offshore drilling contract with Shell to contract the Bully II drillship inclusive of all personnel and equipment for a primary term of ten years with the right to extend the contract terms for five one-year options at mutually agreed rates. Additionally, in July 2008, the parties entered into a management agreement, under which Frontier Drilling USA will be responsible for all daily operational, supervision, and management decisions of the Bully II. Drillships’ interest in the Bully 2 Joint Venture was subsequently assigned to Drillships 2, Ltd (Drillships 2).

Bully 1 — Since Bully 1’s equity investment at risk is insufficient to permit the entity to direct the activities that most significantly impact the entity’s economic performance without additional subordinated financial support, Bully 1 meets the criteria for a variable interest entity. We have determined that we are the primary beneficiary for accounting purposes. Our determination is based on the fact that Frontier effectively controls the principal activities of Bully 1 as the maker of operational decisions. Our determination is also supported by the fact that when evaluating whether substantially all of the activities either involve or are conducted on behalf of the investor, the investor must combine interests held by its related parties. Shell meets the definition of a related party. Shell will be the initial customer of Bully 1 and has the option to invest in and contract with additional vessels constructed by the Bully Joint Venture. Accordingly, we consolidate the Bully 1 in our consolidated financial statements, intercompany transactions are eliminated, and the equity interest that is not owned by us is presented as noncontrolling interests on our Consolidated Balance Sheets.
As a result of the consolidation of Bully 1, we have included on our Consolidated Balance Sheets the following assets and liabilities at March 31, 2010 and December 31, 2009:

	(unaudited)
	2010	2009
Current assets	$48,677	$19,194

Long-term assets	414,059	388,723

TOTAL ASSETS	$462,736	$407,917

Current liabilities	$38,830	$34,582

Long-term liabilities	338,561	312,786

TOTAL LIABILITIES	$377,391	$347,368

Included in long-term liabilities is $334.3 million and $310.0 million of third-party non-recourse debt as of March 31, 2010 and December 31, 2009, respectively. For terms of the Bully 1 debt, see Note 6. Bully 1 debt is presented on the face of the Consolidated Balance Sheets within “Third-Party Non-Recourse Debt of a Variable Interest Entity” as it is non-recourse to FDR. The debt was incurred to finance the construction of the Bully I drillship. Assets collateralizing the debt include cash and equivalents of $47.0 million and property and equipment of approximately $409.0 million as of March 31, 2010. Bully 1 property and equipment is presented on the face of the Consolidated Balance Sheets within “Property and Equipment of a Variable Interest Entity” as the assets can only be used to settle the obligations of Bully 1.
Bully 2 — Since Bully 2’s equity investment at risk is insufficient to permit the entity to direct the activities that most significantly impact the entity’s economic performance without additional subordinated financial support, Bully 2 meets the criteria for a variable interest entity. We have determined that we are the primary beneficiary for accounting purposes. As a result, we consolidate Bully 2 in our consolidated financial statements, intercompany transactions are eliminated, and the equity interest that is not owned by us is presented as noncontrolling interests on our Consolidated Balance Sheets.

As a result of the consolidation of Bully 2, we have included on our Consolidated Balance Sheets the following assets and liabilities at March 31, 2010 and December 31, 2009:

	(unaudited)
	2010	2009
Current assets	$37,349	$48,404

Long-term assets	329,296	309,051

TOTAL ASSETS	$366,645	$357,455

Current liabilities	$25,537	$26,361

Long-term liabilities	255,343	238,890

TOTAL LIABILITIES	$280,880	$265,251

Included in long-term liabilities is $255.3 million and $238.9 million of third-party non-recourse debt as of March 31, 2010 and December 31, 2009, respectively. For terms of the Bully 2 debt, see Note 6. Bully 2 debt is presented on the face of the Consolidated Balance Sheets within “Third-Party Non-Recourse Debt of a Variable Interest Entity” as it is non-recourse to FDR. The debt was incurred to finance the construction of the Bully II drillship. Assets collateralizing the debt include cash and equivalents of $33.7 million and property and equipment of approximately $316.5 million as of March 31, 2010. Bully 2 property and equipment is presented on the face of the Consolidated Balance Sheets within “Property and Equipment of a Variable Interest Entity” as the assets can only be used to settle the obligations of Bully 2.
Drillships 2 — Drillships 2, a Cayman Islands entity was formed on September 10, 2008, as a wholly owned direct subsidiary of Frontier with an authorized share capital of $50,000 for the purpose of providing partial financing and guarantees for building, rolling out, and operating the Bully II drillship. On September 30, 2008, Drillships 2 acquired Frontier’s 50 percent interest in the Bully 2 Joint Venture that was held by Drillships in consideration to assume and discharge the liabilities related to the outstanding notes in the total amount of $27 million. Additionally, on the same date, Drillships 2 and Frontier entered into a Purchase and Sale Agreement with our equity investors to sell Series A Preferred Shares, of Drillships 2 common shares, and cost overrun notes. Following the sale, our equity investors held 70 percent of common shares in Drillships 2, and the remaining 30 percent is held by Frontier. Accordingly, our interest in the Bully 2 Joint Venture was diluted from 50 percent to 15 percent. Under the terms of the governing legal agreements, Frontier has no voting interest in the entity. As such, Frontier’s voting rights are disproportionate relative to its obligation to absorb the expected losses and its right to the expected residual returns of the entity.
We have determined that Drillships 2 is a variable interest entity for which we are the primary beneficiary for accounting purposes, even though Frontier does not have a majority voting interest over the operations of Drillships 2, because its equity investment at risk is insufficient to permit the entity to direct the activities that most significantly impact the entity’s economic performance without additional subordinated financial support from its investors. We have determined that we are the primary beneficiary because when evaluating whether substantially all of the activities either involve or are conducted on behalf of the investor, the investor must combine interests held by its related parties. Our equity investors meet the definition of related party, as they have invested significant amounts in FDR since July 2001. Accordingly, we consolidate Drillships 2 in our consolidated financial statements, intercompany transactions are eliminated, and the interest that is not owned by us is presented as noncontrolling interests on our Consolidated Balance Sheets.

As a result of the consolidation of Drillships 2, we have included on our Consolidated Balance Sheets the following assets and liabilities at March 31, 2010 and December 31, 2009:

	(unaudited)
	2010	2009
Current assets	$70	$245

Long-term assets	4,384	4,384

TOTAL ASSETS	$4,454	$4,629

Current liabilities	$—	$—

Long-term liabilities	65,871	63,033

TOTAL LIABILITIES	$65,871	$63,033

10. FAIR VALUE OF FINANCIAL INSTRUMENTS
We have estimated fair value by using appropriate valuation methodologies and information available to management as of March 31, 2010 and December 31, 2009. Considerable judgment is required in developing these estimates, and accordingly, estimated values may differ from actual results.
The estimated fair value of accounts receivable and accounts payable approximates their carrying value due to their short-term nature. The estimated fair value of the Company’s third-party debt instruments approximates their carrying value because their respective variable rates approximate current market rates. FASB guidance on fair value provides a framework for measuring fair value under GAAP and provides a three-tier fair value hierarchy of pricing inputs used to report assets and liabilities that are adjusted to fair value. Level 1 includes inputs such as quoted prices, which are available in active markets for identical assets or liabilities as of the report date. Level 2 includes inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the report date. Level 3 includes unobservable pricing inputs that are not corroborated by market data or other objective sources.

The following table sets forth within FASB’s fair value hierarchy, Frontier’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2010 and December 31, 2009 (in thousands):

	March 31, 2010
		Fair Value Measurements Using
	Assets/(Liabilities)
	at Fair Value	Level 1	Level 2	Level 3
Assets:
Foreign currency forwards	$1,609	$—	$1,609	$—
Interest rate swaps	$2,729	$—	$2,729	$—

Derivatives	$4,338	$—	$4,338	$—

Liabilities:
Interest rate swaps	$(20,775)	$—	$(20,775)	$—

	December 31, 2009
	Assets/(Liabilities)
	at Fair Value	Level 1	Level 2	Level 3
Assets:
Foreign currency forwards	$2,713	$—	$2,713	$—
Interest rate swaps	$6,521	$—	$6,521	$—

Derivatives	$9,234	$—	$9,234	$—

Liabilities:
Interest rate swaps	$(18,681)	$—	$(18,681)	$—

We utilize market data or assumptions that market participants would use in pricing the asset or liability. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy.
We use an income approach to value assets and liabilities for outstanding derivative contracts, including interest rate swaps and foreign exchange forward contracts. These contracts are valued using a discounted cash flow model that calculates the present value of future cash flows under the terms of the contracts using market information as of the reporting date, such as prevailing interest rates and foreign exchange spot, and forward rates and are reported under Level 2 of the fair value hierarchy. The determination of the fair values above incorporates various factors, including the impact of the counterparty’s non-performance risk with respect to the Company’s financial assets and the Company’s non-performance risk with respect to the Company’s financial liabilities. The Company has not elected to offset the fair value amounts recognized for multiple derivative instruments executed with the same counterparty, but report them gross on its Consolidated Balance Sheets.
Refer to Note 11 for further discussion of the Company’s use of derivative instruments and their fair values.

11. DERIVATIVE FINANCIAL INSTRUMENTS
We have established policies and procedures for derivative instruments. These policies and procedures provide for the prior approval of derivative instruments by the Chief Financial Officer of Frontier Drilling USA. From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to fluctuations in foreign currency exchange rates and interest rates and to meet our debt covenant requirements. We do not enter into derivative transactions for speculative purposes; however, for accounting purposes, certain transactions may not meet the criteria for hedge accounting.
Frontier is currently exposed to market risk from changes in foreign currency exchange rates and changes in interest rates. Frontier applies cash flow hedge accounting to certain derivative instruments, including interest rate swaps, costless collars, and forward foreign currency contracts designated as hedges of the variability of future cash flows. We record derivative financial instruments on our Consolidated Balance Sheets at fair value as either assets or liabilities. Changes in the fair value of derivatives designated as cash flow hedges, to the extent the hedge is effective, are recognized in accumulated other comprehensive income (AOCI) until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly to ensure the ongoing validity of the hedges based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Hedge accounting is discontinued prospectively if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item. If we determine that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately. For interest rate hedges of debt not used to construct fixed assets, other comprehensive income is released to earnings as interest expense is accrued on the underlying debt. For foreign currency swaps and interest rate hedges related to interest capitalized in the construction of fixed assets, other comprehensive income (OCI) is released to earnings as the vessel is depreciated over its useful life. Changes in the fair value of derivatives not designated as cash flow hedges are recognized immediately in earnings.
The mark to market impact on undesignated derivatives on the Consolidated Statements of Operations for the three months ended March 31, 2010 and 2009 was a net gain of $90,819 and net loss of $3.0 million, respectively. The gains and losses above include earnings from derivatives that were not designated in cash flow hedge relationships at inception of the derivative contract.
Ineffectiveness losses for the three months ended March 31, 2010 and 2009 were $11,088 and $123,260, respectively. Frontier records time value on the costless collars designated as cash flow hedges currently in earnings, as it elected to exclude time value from its assessment of hedge effectiveness. Changes in time value of the costless collar for the three months ended March 31, 2010 was a loss of $79,301. There were no outstanding costless collars for the three months ended March 31, 2009.
Interest Rate Swaps/Collar — As of March 31, 2010, Frontier had several interest rate swaps that we designated as cash flow hedges, which were entered into to reduce the variability of future cash flows in the interest payments for variable-rate debt. All interest rates swaps have been designated as cash flow hedges for accounting purposes.
In June 2006, ASA entered into a $315 million First Lien Credit Agreement and was subsequently restated and amended during August 2007, whereby the borrowing base increased to $350 million (see Note 5). The debt bears interest at LIBOR. Under the debt covenants, ASA is required to hedge 50% of the floating rate interest expense for a period of no less than three years from June 2006. In June 2006, ASA entered into a three-year interest rate swap in which Frontier pays fixed rate interest of 5.4% and receives three month LIBOR. This swap matured in June 2009. Additionally, in August 2007, ASA entered into a $100 million Second Lien Credit Agreement that bears interest at LIBOR. The covenants of this debt agreement require ASA to hedge 50% of the floating-rate interest expense for a period of no less than one year. In November 2007, ASA entered into a one-year interest rate swap in which ASA pays fixed rate interest of 5.02% and receives LIBOR. This swap matured in November 2008.
In September 2006, Frontier Driller entered into a $230 million senior secured credit facility (see Note 5). Frontier Driller is required by the terms of the credit agreement to hedge 50% of the floating rate interest expense. As such, Frontier Driller entered into an interest rate swap in which the Company pays fixed rate interest of 5.39% and receives LIBOR (see Note 5). The term of this swap is three years and the notional amount changes based on the outstanding loan balance at the end of each quarter. Additionally, in December 2007 Frontier Driller entered into a second lien secured credit facility for $80 million (see Note 5). Frontier Driller is required by the terms of this credit agreement to hedge 100% of the floating rate interest expense. In December 2007, Frontier Driller entered into a two-year interest rate swap in which Frontier pays a fixed rate interest of 3.96% and receives LIBOR. Additionally, Frontier Driller entered into a three month LIBOR interest rate collar in June 2009. The collar has a floor rate of 1.45% and a cap rate of 4% and began settling quarterly on September 30, 2009. The collar terminates on September 30, 2011.
In December 2007, Bully 1 entered into a $465 million senior secured term loan and credit facility (see Note 6). The debt facility’s covenants require Bully 1 to hedge the interest payments associated with 75% of the outstanding debt. During January 2008, Bully 1 entered into three identical interest rate swaps in which Bully 1 pays fixed rate interest of 3.65% and receives LIBOR. The term of the three swaps is six and a half years and the notional amount changes based on the forecasted cash requirements.
In October 2008, Bully 2 entered into a $495 million senior secured term loan and credit facility (see Note 6). The debt facility’s covenants require Bully 2 to enter into interest rate hedging agreements for no less than 60% of the aggregate of the senior secured term loan commitments and foreign currency derivative financial instruments for no less than 100% of the amounts denominated in foreign currency and to be paid to construction contracts. During December 2008, Bully 2 entered into an interest rate swap in which Bully 2 pays fixed rate interest of 3.13% and receives LIBOR. The term of the swap is nine years and the notional amount changes based on forecasted cash requirements.
As of March 31, 2010, the Company expects to reclassify a net loss of $15.1 million into earnings within the next 12 months.
Foreign Currency Forward Contracts – As of March 31, 2010, we had several foreign currency forward contracts with varying notional amounts, which were entered into to hedge exposure to currency fluctuations in various foreign currencies.
In January 2008, Bully 1 entered into several Singapore dollar (SGD) and Euro forward contracts with varying maturity dates, to protect its cash flow from variability resulting from currency fluctuations in USD against SGD and Euro exchange rates on anticipated SGD and Euro denominated payments associated with the construction of the Bully I drillship. Bully 1 designated the Euro forward contracts as cash flow hedges, but did not elect hedge accounting for SGD forward contracts.
In November 2008, Bully 2 entered into several SGD and Euro forward contracts that were designated as cash flow hedges with varying maturity dates, to protect its cash flow from variability resulting from currency fluctuations in the USD against SGD and Euro exchange rates on anticipated SGD and Euro denominated payments associated with the construction of the Bully II drillship.
The following derivative transactions were outstanding with associated volumes and rates for the index specified as of March 31, 2010:

Transaction
Date	Remaining Period	Derivative Instrument	Volume	Base Fixed Price	Floor	Ceiling	Index
7/12/2007	Apr 10 – Dec 10	Interest Rate Swap	Various	5.39%	N/A	N/A	LIBOR
1/21/2008	Apr 10 – Oct 10	Foreign Currency Forward	Various	Various	N/A	N/A	SGD to US$ FX Rate
1/22/2008	Apr 10 – Dec 14	Interest Rate Swap	Various	3.65%	N/A	N/A	LIBOR
1/22/2008	Apr 10 – Dec 14	Interest Rate Swap	Various	3.65%	N/A	N/A	LIBOR
1/22/2008	Apr 10 – Dec 14	Interest Rate Swap	Various	3.65%	N/A	N/A	LIBOR
11/11/2008	Apr 10 – Jul 10	Foreign Currency Forward	Various	Various	N/A	N/A	SGD to US$ FX Rate
12/5/2008	Apr 10 – Jan 18	Interest Rate Swap	Various	3.13%	N/A	N/A	LIBOR
6/22/2009	Apr 10 – Sep 11	Interest Rate Collar	Various	N/A	1.45%	4.00%	LIBOR

The table below provides data about the fair values of derivatives that are and are not designated as hedge instruments as of March 31, 2010 and December 31, 2009:

	Asset Derivatives
	(in thousands)
Derivatives designated as hedging instruments	Balance Sheet Location	March 31, 2010	December 31, 2009
Long-Term - Interest Rate Swaps	Derivative assets	$2,729	$6,521

Total derivatives designated as hedging instruments		$2,729	$6,521

	Liability Derivatives
	(in thousands)
Derivatives designated as hedging instruments	Balance Sheet Location	March 31, 2010	December 31, 2009
Short-Term - Interest Rate Swaps	Derivative liabilities	$16,374	$15,940
Long-Term - Interest Rate Swaps	Derivative liabilities	$4,401	$2,741

Total derivatives designated as hedging instruments		$20,775	$18,681

	Asset Derivatives
	(in thousands)
Derivatives not designated as hedging instruments	Balance Sheet Location	March 31, 2010	December 31, 2009
Short-Term — Foreign Currency Forwards	Derivative assets	$1,609	$2,713

Total derivatives not designated as hedging instruments		$1,609	$2,713
The following table summarizes the cash flow hedge gains and losses and their locations on the Consolidated Balance Sheet as of March 31, 2010 and Consolidated Statements of Operations for the three months ended March 31, 2010 and 2009 (in thousands):

	Amount of		Amount Reclassified from				Amount Recognized in “Gains (Losses) on
Derivatives in	Gain (Loss)		Accumulated OCI into				Derivative Instruments” (Ineffective
Cash Flow Hedging	Recognized in		“Gains (Losses) on				Portion and Amount Excluded from
Relationships	Equity		Derivative Instruments”				Effectiveness Testing)
	2010	2009	2010		2009		2010	2009
Foreign Currency Forwards	$—	$(4,667)	$—		$(196)		$—	$—

Interest Rate Swaps	$(9,061)	$1,671	$(602	) (a)	$236	(a)	$(11)	$(123)

Total	$(9,061)	$(2,996)	$(602)		$40		$(11)	$(123)

(a)	- For the three months ended March 31, 2010 and 2009, this amount includes losses of $82 and $ - , respectively, of AOCI reclassified to depreciation expense.

		Amount of Gain Recognized in	Amount of Loss Recognized in
		Income on Derivatives for the	Income on Derivatives for the
Derivatives Not Designated as	Location of Gains (Losses) Recognized in	Three Months Ended March 31,	Three Months Ended March 31,
Hedging Instruments	Income on Derivatives	2010 (in thousands)	2009 (in thousands)
Foreign Currency Forwards	Gains (losses) on derivative instruments	$91	$(2,975)

Interest Rate Swaps	Gains (losses) on derivative instruments	$—	$(219)

Total		$91	$(3,194)

12. COMMITMENTS AND CONTINGENCIES
Commitments — As of March 31, 2010, our purchase obligations are $178.9 million and $34.0 million, which is expected to be incurred in 2010 and 2011, respectively. The purchase obligations relate to the new build construction of Bully I and Bully II.
Contingencies — The Company may be the subject of certain claims and lawsuits occurring in the normal course of business. No pending or known threatened claims, actions, or proceedings against us are expected to have a material adverse effect on our consolidated financial position, results of operations, and cash flows.
The Company conducted an internal review that identified certain payments totaling approximately $35,000 that were paid by one of our former agents to Nigeria immigration officials in the spring and summer of 2009. The Company retained outside counsel to investigate these payments and, based on their advice, made adjustments to our accounts to properly record the payments. The Company has conferred with outside counsel and understands that the Company has available arguments that the payments did not violate the U.S. Foreign Corrupt Practices Act (“FCPA”) because they were made after a Nigeria immigration official threatened the health and safety of one of our employees. In May 2010, the Company voluntarily disclosed these matters to the U.S. Department of Justice and will cooperate with any government’s review. The Company cannot predict the ultimate outcome of these matters at this time nor can the Company estimate any potential liability. Since identifying these payments, the Company has implemented a comprehensive FCPA policy, including the adoption of Foreign Anti-Corruption Policy and Procedures to: (1) establish principles for ethical business conduct by the Company and its agents and other representatives who are involved in business dealings outside the United States; (2) focus on compliance with the FCPA and all other equivalent applicable anti-corruption legislation; and (3) provide the Company, including its directors, officers, employees, agents, and other representatives, with the tools and resources necessary to enable, monitor and enforce the Company’s full compliance with the FCPA and all other equivalent anti-corruption and/or anti-bribery legislation.
13. SUPPLEMENTAL CASH FLOW
We paid interest totaling $12.8 million and $17.7 million on debt during the three months ended March 31, 2010 and 2009, respectively.
Capital expenditures for the three months ended March 31, 2010 and 2009, included $38.8 million and $43.9 million of capital expenditures that were accrued but unpaid at March 31, 2010 and 2009, respectively. Accrued capital expenditures are included in “trade accounts payable” and “accrued liabilities” in our Consolidated Balance Sheets.
Non-cash amortization of deferred financing costs, unpaid commitment fees, and unpaid interest expense totaling $2.4 million and $9.5 million for the three months ended March 31, 2010 and 2009, respectively, were capitalized to property and equipment. Capital expenditures paid for directly by Shell on the behalf of FDR totaling $6.3 million for the three months ended March 31, 2010 were capitalized to property and equipment. There were no capital expenditures paid for directly by Shell for the three months ended March 31, 2009. Accordingly, these amounts are excluded from capital expenditures in our Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009.
14. SUBSEQUENT EVENTS
We have evaluated subsequent events through July 21, 2010, the date the financial statements were issued.
On May 24, 2010, ASA entered into an amendment and waiver to the Amended and Restated First Lien Credit Agreement and an amendment and waiver to the Second Lien Credit Agreement in order to maintain compliance with debt covenants. For the period prior to and including April 15, 2010, the senior secured credit facility was modified to increase the interest rate to LIBOR plus 6% in respect of Eurodollar Advances and to Base Rate plus 5% in respect of Base Rate Advances. For the period after April 15, 2010, the senior secured credit facility was modified to increase the interest rate to LIBOR plus 9% in respect of Eurodollar Advances and to Base Rate plus 8% in respect of Base Rate Advances.

The Second Lien Credit Agreement was also modified for the period prior to and including April 15, 2010 to increase the interest rate to LIBOR plus 10% in respect of Eurodollar Advances and to Base Rate plus 9% in respect to Base Rate Advances. For the period after April 15, 2010, the Second Lien Credit Agreement was also modified to increase the interest rate to LIBOR plus 13% in respect of Eurodollar Advances and to Base Rate plus 12% in respect to Base Rate Advances.
ASA was required to make a payment of $6.6 million for fees and costs of the amendments and waivers.
In conjunction with the amendments and waivers, a Shareholder Subordinated Note of $40 million was obtained from our equity investors. The interest that is unpaid on the Shareholder Subordinated Note will accumulate in a Shareholder’s Subordinated Interest Note at a rate of 18% for the first six months, increasing by 1% on each six month anniversary of issuance thereafter up to 22%. The Shareholder Subordinated Note and Shareholder’s Subordinated Interest Note will be due May 24, 2016.
On June 21, 2010, Frontier entered into an agreement with BP Exploration & Production Inc. for the services of Frontier Seillean in the Gulf of Mexico. The contract is a short-term agreement that provides for extensions on a day-to-day basis.
On June 27, 2010, Noble Corporation, a Swiss corporation (“Noble-Swiss”), and Noble AM Merger Co, a Cayman Islands company and indirect wholly owned subsidiary of Noble-Swiss (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”) with Frontier and certain of Frontier’s shareholders, pursuant to which Merger Sub would merge with and into Frontier, with Frontier surviving as an indirect wholly owned subsidiary of Noble-Swiss (the “Merger”) and a wholly owned subsidiary of Noble Corporation, a Cayman Islands company and wholly owned subsidiary of Noble-Swiss (“Noble-Cayman”).
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